Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (the “Release”), are made by and between Stephen J. McGill (“Employee”), and American Medical Systems, Inc. and its respective parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers (collectively referred to as “Employer”).
     The Employer and Employee wish to end their employment relationship in an honorable, dignified and orderly fashion. Toward that end, the parties have agreed to separate according to the following terms.
     The Employer does not believe that it has any claims against the Employee, nor do the parties believe that the Employee has any claims against the Employer. Nevertheless, the parties have agreed upon the following separation terms, and to resolve any actual and potential claims arising out of the Employee’s employment with and separation from Employer.
     IN CONSIDERATION OF THIS ENTIRE SEPARATION AGREEMENT AND RELEASE, THE PARTIES AGREE AS FOLLOWS:
1.	Termination. The Employee’s employment will terminate effective April 30, 2008 (the “Termination Date”).
2.	Consideration. After the Employee has executed the Separation Agreement and Release, and after the expiration of all applicable rescission periods without actual or attempted rescission of this Agreement and/or Release, the Employer will provide the Employee with the following Consideration:
(a)	Severance Pay. The Employer will pay the Employee the gross amount of $131,500 USD (the “Initial Severance Pay”), subject to applicable taxes and withholding, which represents six (6) months of the Employee’s base salary. If the Employee has not commenced new employment by November 3, 2008, the Employer will pay the Employee additional severance in the form of salary continuation, in the monthly gross amount of $21,917 USD (the “Additional Severance Pay”), subject to applicable taxes and withholding, for each month during the period beginning November 3, 2008 and ending on April 30, 2009, during which the Employee has not commenced new employment; provided the Additional Severance Pay shall be reduced for each month by the amount fees, if any, the Employee will be paid for consulting services provided in such month.

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In order to be eligible to receive Additional Severance Pay for any such month, the Employee must submit written or e-mail confirmation within 10 days of the end of each month, satisfactory to the Employer, stating that the Employee did not commence employment and the amount of fees, if any, that the Employee will be paid for consulting services provided in the prior month. The amount of such Additional Severance Pay shall be pro rated for the month during with Employee commences new employment.

(b)	2008 EVIP. The Employee will participate in the Company’s 2008 Executive Variable Incentive Plan (“2008 EVIP”) for the first fiscal quarter of 2008. The Employee’s target bonus under the 2008 EVIP will be 45% of his base salary in the first fiscal quarter of 2008 and will be based only on the net sales and net income objectives in the 2008 EVIP. The Employee will not be eligible for a bonus under the 2008 EVIP for any subsequent periods in 2008 or for the annual cash flow objective. Accordingly, the Employee’s target bonus under the 2008 EVIP for the first fiscal quarter of 2008 is $20,711.

(c)	Miscellaneous Payment. The Employer shall provide the Employee with a payment of $9,000 USD, which the Employee may use, after payment of taxes, to cover his medical and dental insurance costs for a 6-month period or as Employee so chooses. This payment will be paid in one lump sum within two weeks after the Employee’s termination date, or after the rescission period set forth in Paragraph 5 of the Release has passed, whichever is later.

(d)	Relocation Expenses.

The Employer will reimburse the Employee for reasonable and customary expenses incurred by the Employee prior to April 30, 2009 that are related to the sale of the Employee’s home in Minnesota, including sales commission of up to 6.0%, and moving the Employee and his family and household goods to Scotland. These expenses also include some minimal fees each under $500 such as closing/administrative fee, abstract fee, special assessment search fee, recording fees, etc.and the deed tax.

The Employee shall submit to the Employer, documentation evidencing such expenses, acceptable to the Employer, within thirty (30) days of incurring such expenses. The Employer will reimburse the Employee for such expenses, subject to applicable taxes and withholding within thirty (30) days of receiving such documentation. To the extent the Employee incurs a U.S. tax liability in connection with the reimbursement of expenses under this Section 2(d), the Employer will make a payment to the Employee in an amount equal to such tax liability plus an additional amount sufficient to permit the Employee to retain a

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net amount after all U.S. taxes substantially equal to the initial U.S. tax liability in connection with the reimbursement of expenses.
(e)	Vacation/Floating Holidays/United Way Days. The Employer will pay the Employee for the Employee’s accrued and unused vacation/floating holidays/United Way days, as of the Termination Date. As of March 24, 2008, this amount is estimated to be $29,636.81 but is subject to adjustment as of the Termination Date.

(f)	U.K. Pension. The Employer will make standard contributions to the Employee’s U.K. pension plan through the Termination Date, but will not make any such contributions after the Termination Date.

(g)	Tax Preparation. The Employer will pay, or reimburse the Employee, for services provided by PriceWaterhouseCoopers for preparing and filing the Employee’s U.S. and Minnesota income tax returns for 2007 and 2008.

(h)	Stock Options. The Employer and the Employee acknowledge and agree that, as of the Termination Date, Employee holds options to purchase 185,936 shares of Common Stock of American Medical Systems Holdings, Inc. that are vested and unexercised and shall remain exercisable until and expire at the close of business on January 30, 2009. Options to purchase 71,564 shares are not vested and are forfeited. The Employee acknowledges that none of the foregoing options will qualify as “incentive stock options” under Section 422 of the Internal Revenue Code.
3.	Compliance with Prior Agreements. The Employee acknowledges the legitimate Employer interests which the Restrictions set forth in Section 6 of the Change in Control Severance Agreement, dated April 2, 2007, between American Medical Systems Holdings, Inc. and the Employee (the “CIC Agreement”) are designed to protect. The Employee further agrees that the Restrictions set forth in Section 6 of the CIC Agreement are reasonable in their scope and duration, and are supported by adequate consideration, including but not limited to the benefits contained in the CIC Agreement and this Agreement. The Employee agrees that he will fully comply with those Restrictions in accordance with their terms. The Employee further agrees that he will fully comply with his continuing obligations in the At-Will Employment Agreement.
4.	Confidentiality. It is the intent of the parties that this Agreement and Release be and is confidential, except to the extent that disclosure is required by applicable law or regulation. The Employee warrants that he has not and will not disclose the terms of this Agreement and Release to any person other than his spouse, attorney, tax advisor, or representatives of the E.E.O.C. or the Minnesota Department of Human Rights, who shall

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be bound by the same prohibitions against disclosure as bind the Employee, and the Employee shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.
5.	Release. In consideration of the compensation paid by and other undertakings of Employer stated in this Agreement, the Employee will voluntarily sign the Release at the same time he signs this Agreement. The parties agree that the consideration set forth in Section 2 is greater than anything owed to Employee by law, contract (including the Employment Agreement) or under the policies of Employer and is provided to Employee in exchange for, and specifically contingent upon, his signing this Agreement and the attached Release.
6.	Stipulation of No Charges. The Employee affirmatively represents that he has not filed nor caused to be filed any charges, claims, complaints, or actions against the Employer before any federal, state, or local administrative agency, court, or other forum. Employee understands that this Agreement and Release permit but do not require him to voluntarily refrain from filing, seek dismissal or seek withdrawal of any charges, grievances, petitions, or complaints that he may have against Employer before the EEOC or other governmental enforcement agency.
7.	Non-Disparagement. The parties to this Agreement agree that they will make no disparaging or defamatory comments regarding the other party in any respect or make any comments concerning any aspect of their relationship or the Employer’s conduct, products, services personnel, or events, including but not limited to those which precipitated the Employee’s separation. Furthermore, the Employee agrees not to encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against , or in any way disparage Employer.
8.	Damages for Violation of Duty of Confidentiality and/or Non-Disparagement. Any violation by the Employee of the confidentiality and/or non-disparagement provisions of this Agreement shall entitle Employer to withhold the Supplemental Consideration to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees. If Employee violates his duty of confidentiality and/or non-disparagement as provided in this Agreement, Employee shall be obligated to return to the Employer the Consideration he has received under this Agreement.
9.	Non-Admissions. The parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement and Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

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10.	Invalidity. In case any one or more of the provisions of this Agreement and Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.
11.	Return and Release of All Property: The Employee agrees to immediately return any and all of the Employer’s property to the Employer.
12.	Choice of Law/Venue. This Agreement shall be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota. If either party brings a legal action pursuant to this Agreement and Release including, but not limited to, an action to enforce its terms, or to challenge its validity, such legal action shall be properly filed in a court of competent jurisdiction located in Hennepin County, Minnesota.

EMPLOYEE:

Dated:	/s/ Stephen J. McGill

STEPHEN J. MCGILL

Dated:	AMERICAN MEDICAL SYSTEMS, INC.

By:

Its:

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EXHIBIT A
RELEASE
1.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:
(a)	“I,” “me,” and “my” include both me, Stephen J. McGill, and anyone who has or obtains any legal rights or claims through me.

(b)	“Company,” as used in this Release, shall at all times mean American Medical Systems, Inc., and its respective parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

(c)	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I have now against Company, regardless of whether I now know about those claims, that are in any way related to my employment with or separation (termination of employment) from the Company, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), as amended, Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Minnesota Human Rights Act, Minnesota Statutes § 363.01, et seq., the Minnesota Dismissal for Age statute, Minn. Stat. § 181.08 et seq., the Minnesota Whistleblower statute, Minn. Stat. § 181.932, and/or Employee’s conduct as a “whistleblower,” Minn. Stat. § 176.82, and any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for discrimination, harassment, assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.
2.	Agreement to Release My Claims. Except as stated in Paragraph 4, I agree to give up all My Claims, waive any rights thereunder, and withdraw any and all of my charges and lawsuits against Company. In exchange for my agreement to release My Claims, I am receiving satisfactory consideration (compensation) from Company to which I am not otherwise entitled by law, contract, or under any Company policy. The consideration I

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am receiving is a full and fair payment for the release of all My Claims. Company does not owe me anything in addition to what I will be receiving.
3.	Older Workers Benefit Protection Act. I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Company is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period.

4.	Exclusions from Release. My Claims do not include my rights, if any, to claim the following: Re-employment Insurance benefits; claims for my vested post-termination benefits under any 401K or similar retirement benefit plan; my COBRA rights; my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective.
(a)	Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, Employee, or any other party.

(b)	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

(c)	Nothing in this Release limits any rights that I would otherwise have to be indemnified by the Company, in my capacity as a former officer or employee of the Company, under the Employer’s Certificate of Incorporation, Bylaws, directors’ and officers’ insurance policy or Section 145 of the Delaware General Corporation Law.

(d)	I agree that Company reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, Company’s right to seek available costs and attorneys’ fees, and to have any

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monetary award granted to me, if any, reduced by the value of the additional and valuable consideration that I received in consideration for this Release.
5.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it. I have the right to rescind this Release only insofar as it extends to potential claims under the ADEA by written notice to Company within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such rescission must be in writing and hand-delivered to Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
(a)	post-marked within the seven (7) or fifteen (15) day period;

(b)	properly addressed to Janet L. Dick, Senior Vice President of Human Resources, American Medical Systems, Inc., 10700 Bren Road West, Minnetonka, MN 55343-9679, and

(c)	sent by certified mail, return receipt requested.
I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release, I understand that I am not entitled to the payments offered in the attached Separation Agreement.

6.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have reviewed this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Company or their attorneys. I understand and agree that this Release, the attached Separation Agreement and the At-Will Employment Agreement and CIC Agreement referred to in the Separation Agreement contain all the agreements between Company and me. We have no other written or oral agreements.

Dated:	/s/ Stephen J. McGill

Stephen J. McGill

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